Filed Pursuant to Rule 424(b)(5)
Registration No. 333-237723

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 6, 2020)

25,000,000 Shares of Common Stock

and

Warrants to Purchase up to 15,000,000 Shares of Common Stock

Ampio Pharmaceuticals, Inc.

Ampio Pharmaceuticals, Inc. (the “Company,” “we,” “our,” or “us”) is offering to investors 25,000,000 shares (the “Shares”) of our common stock, par value $0.0001 per share, and warrants to purchase up to 15,000,000 shares of our common stock, at an exercise price of $1.10 per share (the “Warrants”), pursuant to this prospectus supplement, the accompanying prospectus and a securities purchase agreement.

The combined purchase price per Share and Warrant to purchase 0.60 of a share of common stock will be $0.90. The shares of common stock issuable from time to time pursuant to the exercise of the Warrants are also being offered pursuant to this prospectus supplement and the accompanying prospectus.

We have retained A.G.P./Alliance Global Partners (“A.G.P.”) to act as the placement agent (the “Placement Agent”) with respect to the offering. The Placement Agent is not purchasing or selling any securities offered hereby, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities, but it has agreed to use its best efforts to arrange for the sale of all of the securities. See “Plan of Distribution” beginning on page S-22 of this prospectus supplement for more information regarding these arrangements.

Our common stock is listed on NYSE American under the symbol “AMPE.”  On December 10, 2021, the last reported sale price of our common stock on NYSE American was $0.9904 per share. We recommend that you obtain current market quotations for our common stock prior to making an investment decision.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$0.90	$22,500,000
Placement Agent fees(1)	$0.063	$1,575,000
Proceeds, before expenses, to us	$0.837	$20,925,000

(1)	Does not include other additional compensation received by the Placement Agent, including reimbursement of legal fees and out of pocket expenses.

We expect that the delivery of the securities being offered pursuant to this prospectus supplement and the accompanying prospectus will be made on or about December 15, 2021.

A.G.P.

The date of this prospectus supplement is December 13, 2021

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus relate to the offering of our common stock and Warrants to purchase our common stock. Before buying any of the securities that we are offering, we urge you to carefully read this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement. These documents contain important information that you should consider when making your investment decision.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein or therein. The second part, the accompanying prospectus dated May 6, 2020, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in any document incorporated by reference into this prospectus supplement that was filed with the Securities and Exchange Commission (the “SEC”), before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectuses we may provide to you in connection with this offering. We have not, and the Placement Agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Placement Agent is not, making an offer to sell or seeking an offer to buy the securities under this prospectus in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation. You should not assume that the information contained in this prospectus or any free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus prepared by or on behalf of us that we may authorize for use in connection with this offering, in their entirety, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement and in the accompanying prospectus.

We obtained statistical data, market data and other industry data, and forecasts used in this prospectus and the documents incorporated by reference into the prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the

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statistical data, market data and other industry data and forecasts used herein are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

In this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to “Ampio,” the “Company,” “we,” “our,” or “us,” in this prospectus refer to Ampio Pharmaceuticals, Inc., unless the context suggests otherwise.

AMPIO (and design), our logo design and AMPION are our registered trademarks. This prospectus also contains trademarks, registered marks and trade names of other companies. Any other trademarks, registered marks and trade names appearing in this prospectus are the property of their respective holders.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read this entire prospectus supplement and accompanying prospectus, including the information incorporated herein and therein, including the “Risk Factors” section contained in this prospectus supplement and the other documents incorporated by reference into this prospectus supplement.

About Ampio Pharmaceuticals, Inc.

Overview

We are a pre-revenue stage biopharmaceutical company focused on the development and advancement of immunology-based therapies for prevalent inflammatory conditions. We are committed to offering a compelling therapeutic option for patients most in need of new treatments for inflammatory conditions, including, but not limited to, Osteoarthritis of the Knee (“OAK”) and the treatment of complications arising from COVID-19, including, but not limited to, respiratory distress.

Ampion, our lead product candidate, is in the process of advancing through several clinical trials in the United States and abroad. Ampion is currently in development as an intra-articular injection treatment for severe OAK, an IV treatment for COVID-19 patients, and an inhaled treatment for COVID-19 and Post-Acute Sequelae of COVID-19 infection, commonly referred to as “Long COVID”. Pre-clinical and discovery work is also underway for additional applications and indications for Ampion.

We are currently conducting and involved in the ongoing management of four discrete clinical trials; all of which are at various stages of completion. The clinical trials in progress as of September 30, 2021 are as follows:

Study Name	Title	Phase
AP-013	A Randomized, Controlled, Double-Blind Study to Evaluate the Efficacy and Safety of an Intra-Articular Injection of Ampion in Adults with Pain Due to Severe Osteoarthritis of the Knee	III
AP-017	A Randomized, Double-Blinded, Placebo-Controlled Phase II Study to Evaluate the Safety and Efficacy of Intravenous Ampion in Adult COVID-19 Patients Requiring Oxygen Supplementation	II
AP-019	A Randomized, Double-Blinded, Placebo-Controlled Phase II Study to Evaluate the Safety and Efficacy of Inhaled Ampion in Adults with Respiratory Distress Due to COVID-19	II
AP-018	A Randomized, Double-Blinded, Placebo-Controlled Phase I Study to Evaluate the Safety and Efficacy of Ampion in Patients with Prolonged Respiratory Symptoms due to COVID-19 (Long-COVID)	I

We believe the immunomodulatory action and anti-inflammatory effects of Ampion may provide a treatment for individuals with inflammatory conditions including, but not limited to, severe OAK, osteoarthritis related to other joints, and the widespread inflammation associated with COVID-19 infection.

In addition, we continue our efforts for research and discovery of additional Ampion applications. Laboratory results suggest Ampion’s potential for addressing kidney diseases and autoimmune conditions, such as lupus, which provides evidence that Ampion may be a platform biologic for treatment of a wide variety of inflammatory and autoimmune diseases.

AMPION

We have developed a novel biologic drug, Ampion, which contains active ingredients that target multiple pathways in the innate immune response characteristic of inflammatory disease. In vitro studies in human cellular models have shown that Ampion represses the transcription of proteins responsible for inflammation, while activating anti-inflammatory proteins responsible for signaling tissue growth and healing. Ampion achieves its biological effect by targeting the over production of inflammatory cytokines, which is common in multiple inflammatory diseases like osteoarthritis and respiratory disease, and other inflammatory conditions. Ampion has been shown to uniquely reduce inflammation along multiple pathways, unlike other anti-inflammatory therapies that target only one mechanism.

Ampion has been developed for use, and has been cleared by the U.S. Food and Drug Administration (“FDA”) for investigation, by multiple routes of administration.

●	Intra-articular injection places Ampion right where it is needed to locally treat inflammation. The osteoarthritis trials are evaluating the safety and efficacy of intra-articular injection into the knee joint.
●	Inhalation provides direct application of Ampion to locally treat inflammation in the lungs. Certain COVID-19 clinical trials are evaluating the safety and efficacy of Ampion inhalation in the lungs of COVID-19 patients with respiratory illness, which is supported by top-line results achieved from the AP-014 study.
●	Intravenous provides systemic application of Ampion to broadly treat inflammation throughout the body. An additional COVID-19 clinical trial is evaluating the safety and efficacy of Ampion IV treatment in COVID-19 patients with respiratory illness.

We believe that the Ampion mechanism of action provides a therapeutic effect by interrupting the dysregulated immune system responsible for the disease, damage, and pain attributed to many inflammatory and degenerative conditions. Ampion is considered a platform drug which is potentially useful for several inflammatory diseases throughout the body.

Ampion for Osteoarthritis

Ampion targets the cellular pathways in the innate immune response correlated with pain, inflammation, and joint damage from osteoarthritis. As described above, in vitro studies have shown that Ampion represses the transcription of inflammatory cytokines responsible for inflammation, while activating anti-inflammatory proteins responsible for tissue growth and healing. We believe that this mechanism of action interrupts the disease process responsible for the pain and disability associated with OAK while providing a market expansion potential as a disease modifying biologic drug.

We are currently developing Ampion as an intra-articular injection to treat the signs and symptoms of severe OAK, which continues to be a growing epidemic in the United States and other countries worldwide. OAK is a progressive disease characterized by gradual degradation and loss of cartilage due to inflammation of the soft tissue and bony structures of the knee joint. Progression of the most severe form of OAK leaves patients with little or no treatment options other than a total knee arthroplasty. The FDA has asserted that severe OAK is an “unmet medical need” with no existing licensed therapy available. While we believe that Ampion could successfully treat this “unmet medical need”, our ability to market this product is subject to FDA approval.

Ampion Development for Osteoarthritis

Since our inception, we have conducted multiple clinical trials and have advanced through late-stage clinical trials in the United States, initially under the guidance of the FDA’s Office of Blood Research and Review and most recently under the guidance of the FDA’s Office of Tissues and Advanced Therapies.

The AP-003-A study was a multicenter, randomized, double-blind Phase III trial of 329 patients who were randomized 1:1 to receive Ampion or saline control via intra-articular injection. The study showed a statistically significant reduction in pain compared to the control, with an average of greater than 40% reduction in pain from baseline at 12 weeks with Ampion treatment. Patients who received Ampion also showed a significant improvement in function and quality of life at 12 weeks compared to patients who received the saline control at 12 weeks. Quality of life was assessed using Patient Global Assessment. Furthermore, the trial included severely diseased patients, defined radiographically as Kellgren Lawrence Grade 4 (“KL 4”). From this patient population, those patients who received Ampion had a significantly greater reduction in pain than those who received the saline control. Ampion was well tolerated with minimal adverse events reported in either the Ampion or saline treated groups. There were no drug-related serious adverse events in either group.

In 2018, the FDA reiterated and confirmed that our successful pivotal Phase III clinical trial, AP-003-A, was adequate and well-controlled, provided evidence of the effectiveness of Ampion and can contribute to the substantial evidence of effectiveness necessary for the approval of a BLA. In addition, the FDA provided guidance that we should complete an additional Phase III trial of severe OAK patients with concurrent controls that would be carried out under a Special Protocol Assessment (“SPA”) to obtain FDA concurrence on the trial design prior to initiation of the trial.

AP-013 study

In June 2019, we received the FDA’s concurrence in the form of an SPA agreement for a Phase III clinical protocol in reference to the AP-013 study, titled “A Randomized, Controlled, Double-Blind Study to Evaluate the Efficacy and Safety of an Intra-Articular Injection of Ampion in Adults with Pain Due to Severe Osteoarthritis of the Knee”, which aimed to enroll 1,034 patients with the most severely diseased OAK, which represents an underserved patient population typically excluded from clinical studies because of the intractable nature of their condition. In the SPA agreement, the FDA agreed that the design and planned analysis of the AP-013 study adequately addressed the objectives necessary to support a regulatory submission. According to the FDA’s guidance regarding SPAs (published in April 2018), an SPA documents the FDA’s agreement that the design and planned analysis of a study can address objectives in support of a regulatory submission; however, the final determinations for marketing application approval are made after a complete review of the marketing application and are based on the entirety of the data provided in the application. Following the receipt of the SPA agreement, we initiated the AP-013 study.

In January 2020, the Secretary of Health and Human Services declared COVID-19 a public health emergency. In March 2020, and most recently updated on August 30, 2021, the FDA acknowledged the impact of COVID-19 on clinical trials in published guidance, “FDA Guidance on Conduct of Clinical Trials of Medical Products during the COVID-19 Pandemic”, which outlines the FDA’s guidance to assist sponsors in assuring safety of clinical trial participants, compliance with good clinical practice, and minimizing risks to clinical trial integrity during the outbreak. In April 2020, we paused ongoing conduct of the AP-013 study due to COVID-19. In December 2020 and April 2021, the Company received additional guidance from the FDA on the proposed handling of the AP-013 study in regard to the COVID-19 pandemic. Specifically, the FDA recommended that the Company identify subject information that was impacted by the pandemic during the AP-013 study and conduct a sensitivity analysis to detect potential bias related to the pandemic. In May 2021, the FDA issued an update to its Guidance for Industry on the statistical principles for sensitivity analysis in clinical trials. After the Company reviewed and evaluated the FDA’s recommendation and its updated statistical Guidance for Industry, the Company determined that the best approach was to complete the full AP-013 study analysis with the expectation to provide its results to the FDA during the first half of 2022. The Company has no indication of the potential outcome upon review by the FDA.

In September 2021, we announced the preliminary top-line results of the AP-013 study. The sensitivity analysis performed on the AP-013 study data demonstrated a statistically significant impact from the pandemic (p<0.001). In addition, a separate statistical analysis of preliminary top-line data from the 725 patients that we believed not to have been impacted by the pandemic demonstrated a statistically significant reduction in pain (p=0.0260) and improvement in function (p=0.0073), versus a critical p-value of 0.05, at 12 weeks with Ampion treatment compared to saline control.

As a result of the COVID-19 pandemic and its overall adverse impact on clinical trial information related to the full set of randomized patients, which is known as the intention to treat (“ITT”) population, it is possible that the finalized ITT results as reviewed by the FDA may be adversely impacted and not reflect sufficient statistical significance or the results may not be considered sufficiently robust. Given this impact from the pandemic, and the recent Statistical Principles for Clinical Trials, Guidance for Industry (May 2021), it is possible that the FDA may instead focus its review on a subset of the ITT population and the related supporting documentation in conjunction with its overall review of the body of evidence being provided by the Company. As a result of this uncertainty, the preliminary top-line results announced for the AP-013 study are not necessarily indicative of any determination that may ultimately be made by the FDA.

The AP-013 study used the WOMAC A (Pain Subscale) index/scoring system as the measurement of pain and WOMAC C (Function Subscale) index/scoring system as the measurement of function and the statistical analysis for computing the preliminary top-line results utilized the same methodology defined in the AP-003-A study. These results are consistent with the results from severe OAK patients in prior OAK trials that we have conducted and significantly expand the set of severe OAK patients treated with Ampion. The safety profile of Ampion remains strong, and no treatment-related serious adverse events were observed among the cohort of patients who received Ampion.

At this time, we plan to thoroughly analyze the current study data and submit the information to the FDA, with the expectation that a meeting with the FDA will be scheduled during the first half of 2022. The submission of data does not provide assurance that the FDA will agree that we are in position to file the BLA, that the FDA will accept our BLA for Ampion when submitted, or that the results of the trials we have conducted on Ampion will be adequate to support approval. Those issues are addressed during the review of the submitted application and are determined based on the adequacy of the overall submission. In addition, the FDA may require us to perform an additional clinical trial, which would significantly change our future contractual commitments. Depending on how long it may take for the FDA to approve our BLA, there could be a potential adverse impact on the assumed twelve-year exclusivity in the event a like-kind biologic is approved and enters the market prior to the approval of Ampion.

Ampion for COVID-19

The COVID-19 pandemic has resulted in millions of cases and deaths worldwide with figures continuing to reflect significant expansion of the pandemic. The COVID-19 infection is an acute respiratory illness caused by a novel coronavirus (SARS-COV-2). Once infected, the COVID-19 virus can move into a patient’s respiratory tract where the lungs may become inflamed, making breathing difficult and requiring treatment with oxygen, and in some cases resulting in death. We believe it is imperative that effective therapeutic treatments are identified and developed to combat the damaging inflammation and clinical effects resulting from COVID-19 infection.

Nonclinical in vitro studies show Ampion decreases the production of inflammatory cytokines associated with the hyperactive inflammatory response present during COVID-19 infection. Elevated levels of inflammatory cytokines are correlated with COVID-19 severity and may also trigger additional complications including pneumonia, Acute Lung Injury (“ALI”) and/or Acute Respiratory Distress Syndrome (“ARDS”), which is a leading cause of mortality in COVID-19. By targeting and reducing the production of these inflammatory cytokines, Ampion may improve the clinical outcome for patients with COVID-19.

Due to its mode of action, Ampion may be a viable treatment option for those infected with COVID-19 to improve clinical outcomes and decrease the progression and severity of associated COVID-19 inflammatory conditions (i.e., COVID-19 pneumonia, ALI, ARDS, and ultimately mortality). Accordingly, Ampion may provide an early intervention option for COVID-19 patients.

As an immunomodulatory agent, we believe that Ampion may be effective in improving the clinical course and outcome for COVID-19 patients.

Ampion Development for Treating COVID-19 Induced Inflammation

Ampion is in development as a novel biologic drug that regulates multiple therapeutic targets in the innate immune system responsible for the inflammation, tissue damage and pathogenesis associated with dysregulated immune disorders. Due to its mode of action, Ampion may be a viable treatment option for those infected with COVID-19 to improve clinical outcomes related to COVID-19 inflammatory conditions (i.e., progression to respiratory failure, the need for assisted breathing and ultimately mortality).

Ampion is currently in development under an active Investigational New Drug application (“IND”) with the FDA as an IV treatment for COVID-19 patients. In late 2020, we announced the results of the AP-016 study, which met its primary endpoint and found Ampion to be safe and well-tolerated with no significant differences in the incidence, frequency, and severity of adverse events between IV Ampion and the Standard of Care (“SOC”). Secondary efficacy endpoints from the study suggest Ampion may improve the clinical outcome for patients with COVID-19 as measured by the ordinal scale of clinical improvement, as recommended by the World Health Organization (“WHO”).

AP-017 study

Following these results, the Company discussed the potential Emergency Use Authorization (“EUA”) of Ampion for COVID-19 patients with the FDA and the agency recommended the Company conduct a Phase II study in COVID-19 patients. The Phase II study, AP-017, titled “A Randomized, Double-Blinded, Placebo-Controlled Phase II Study to Evaluate the Safety and Efficacy of Intravenous Ampion in Adult COVID-19 Patients Requiring Oxygen Supplementation” commenced enrollment in July 2021. The study is designed to enroll approximately 200 patients and utilizes an interim analysis at 30 patients for sample size re-estimation as needed. Given the continued evolution of the COVID-19 pandemic and the related complexities and uncertainties associated with the additional variants, and uncertainty regarding adequate hospital staffing to conduct the clinical trial, there could be risks associated with completing the AP-017 study as designed.

Ampion is currently in development under an active IND with the FDA as an inhaled therapeutic treatment for adults suffering from respiratory related complications as a result of COVID-19. In April 2021, we announced the results from 40 patients in the Phase I study, AP-014, titled “A Randomized Controlled Trial to Evaluate the Safety and Efficacy of

Nebulized Ampion In Adults with Respiratory Distress Secondary to COVID-19 Infection”. The AP-014 study not only met its primary safety endpoint, but the final data showed a greater improvement in all-cause mortality in COVID-19 patients with Ampion treatment and SOC, over patients treated using only SOC. Specifically, mortality in the SOC group was 24%, while in the group treated with Ampion and SOC, mortality was only 5%, representing an almost 80% improvement.

Other key findings from the study continue to show a positive outcome for patients treated with Ampion and SOC including:

●	Patients who received Ampion required less hospitalization time. The average hospital length of stay was four days less for the Ampion group compared to the patients receiving SOC.
●	Patients treated with Ampion were either stable or showed improvement on a scale of clinical improvement compared to patients treated using SOC. By day five, 89% of patients who received Ampion were stable or had improvement compared to 77% of patients who received SOC. This trend in improvement with Ampion treatment is noted as early as day two and continues to day five.
●	Ampion treatment was safe and well-tolerated in all patients. There were no significant adverse events with Ampion treatment, and no drug-related serious adverse events were reported.

AP-019 study

The data from the AP-014 study was presented to the FDA for guidance as a potential EUA therapy. The FDA provided guidance and recommended that we proceed to a Phase II study in COVID-19 patients. In June 2021, we commenced enrollment in the U.S. in the Phase II study, AP-019, titled “A Randomized, Double-Blinded, Placebo-Controlled Phase II Study to Evaluate the Safety and Efficacy of Inhaled Ampion in Adults with Respiratory Distress Due to COVID-19”. In September 2021, we received regulatory approval from the Drugs Controller General of India and enrollment commenced in India in October 2021. Given the continued evolution of the COVID-19 pandemic and the related complexities and uncertainties associated with the additional variants, and uncertainty regarding adequate hospital staffing to conduct the clinical trial, there could be risks associated with completing the AP-019 study as designed.

AP-018 study

In March 2021, we initiated the AP-018 study titled, “A Randomized, Double-Blinded, Placebo-Controlled Phase I Study to Evaluate the Safety and Efficacy of Ampion in Patients with Prolonged Respiratory Symptoms due to COVID-19 (Long-COVID)”, as an inhaled therapeutic treatment. This study was initiated in response to a growing concern that an increasing number of people who have recovered from COVID-19 are experiencing ongoing effects including, but not limited to prolonged respiratory complications months after the onset of the disease, also known as PASC, Long-COVID, and/or long-hauler syndrome. This study aims to evaluate the safety of Ampion and the clinical outcomes in patients with Long-COVID. In July 2021, we commenced enrollment in the AP-018 study. However, given the continued evolution of the COVID-19 pandemic and the related complexities and uncertainties associated with the additional variants, there could be risks associated with completing the AP-018 study as designed.

We continue to communicate on a regular basis with the FDA to advance the development of these programs. As an immunomodulatory agent, with anti-inflammatory effects, we believe Ampion may be effective in interrupting the inflammatory cascade associated with COVID-19 and improving the clinical course and outcome for patients.

Due to the global pandemic and the need for new treatments, regulatory authorities are applying emergency approval programs. These programs include the EUA program in the United States. We may seek an EUA from the FDA for the use of Ampion for COVID-19 patients. If we decide to apply for an EUA and it is granted, a separate regulatory process will be needed in order to obtain a full marketing authorization (i.e., non-emergency authorization) for the use of Ampion in COVID-19 patients.

Corporate Information

We are a Delaware corporation. Our principal offices are located at 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112, and our telephone number is (720) 437-6500. Our website address is www.ampiopharma.com. Our website and the information contained on, or that can be accessed through, our website shall not be deemed to be incorporated by reference in, and are not considered part of, this prospectus and our reference to the URL for our website is intended to be an inactive textual reference only. You should not rely on any such information in making your decision whether to purchase our securities.

The Offering

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying base prospectus.

Issuer	Ampio Pharmaceuticals, Inc.
Common stock offered by us	25,000,000 shares
Warrants offered by us

We are also offering Warrants to purchase up to 15,000,000 shares of common stock. The exercise price of each Warrant will be $1.10 per share. The Warrants have a term of five years and are immediately exercisable. This prospectus supplement also relates to the offering of the common stock issuable upon exercise of such Warrants. See “Description of Securities We Are Offering” for a discussion on the terms of the Warrants.

Common stock to be outstanding after this offering(1)	225,458,263 shares
Use of proceeds

We intend to use the net proceeds from this offering primarily for working capital, including the conduct of clinical trials, and other general corporate purposes. However, we will retain broad discretion over how the net proceeds are used. See “Use of Proceeds.”

Risk factors

Investing in our securities involves a high degree of risk. You should carefully consider all of the information in this prospectus and the documents incorporated by reference in this prospectus. In particular, see “Risk Factors” beginning on page S-9 of this prospectus.

The NYSE American symbol

Our common shares are traded on the NYSE American under the symbol “AMPE”. There is no established public trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

(1)	The number of shares of common stock that will be outstanding immediately after this offering as shown above is based on 200,458,263 shares of common stock outstanding as of September 30, 2021, which excludes:
●	3,623,598 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2021, with a weighted average exercise price of $0.67 per share;
●	5,676,989 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2021, with a weighted average exercise price of $1.07 per share;
●	up to an aggregate of 7,918,755 shares of common stock reserved for future issuance under our 2019 Stock and Incentive Plan; and
●	15,000,000 shares of common stock issuable upon the exercise of the 15,000,000 Warrants issued as part of this offering.

Unless otherwise stated, outstanding share information throughout this prospectus supplement excludes the above. In addition, the number of shares outstanding immediately after this offering excludes up to approximately $13.3 million of shares of common stock that remains available to be issued and sold as of the date of the prospectus supplement pursuant to the Sales Agreement with ThinkEquity, LLC and Roth Capital Partners, LLC, for our “at-the-market” (“ATM”) equity offering program.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, and in our most recent Quarterly Report on Form 10-Q, and all of the other information contained in this prospectus supplement and the accompanying base prospectus, and incorporated by reference into this prospectus supplement and the accompanying base prospectus, including our financial statements and related notes, before investing in our common stock. If any of the possible adverse events described below or in those sections actually occur, our business, business prospects, cash flow, results of operations or financial condition could be harmed, the trading price of our common stock could decline, and you might lose all or part of your investment in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations and results.

Risks Related to This Offering and our Securities

Management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that may not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

An active trading market for our common stock may not develop or be sustained and investors may not be able to resell their shares at or above the price at which they purchased them.

An active trading market for our shares may never develop or be sustained. In the absence of an active trading market for our common stock, investors may not be able to sell their common stock at or above the price they paid or at the time that they would like to sell. In addition, an inactive market may impair our ability to raise capital by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration, which, in turn, could harm our business.

There is no public market for the Warrants being offered in this offering.

There is no established public trading market for the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any securities exchange or nationally recognized trading system, including the NYSE American. Without an active market, the liquidity of the Warrants will be limited.

The holder of Warrants purchased in this offering will have no rights as a common shareholder until such holder exercises its Warrants and acquires shares of our common stock, except as set forth in such Warrants.

Until a holder of Warrants acquires the shares of common stock upon exercise of the Warrants, as applicable, a holder of Warrants will have no rights with respect to the shares of common stock underlying such Warrants, except as set forth in the Warrants. Upon exercise of the Warrants, the holder will be entitled to exercise the rights of a common shareholder only as to matters for which the record date occurs after the exercise date.

The price of our common stock has been extremely volatile and may continue to be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock.

The price of our common stock has been extremely volatile and may continue to be so. The stock market in general and the market for pharmaceutical companies have experienced extreme volatility that has often been unrelated to the operating performance of a particular company. The following factors, in addition to the other risk factors described in this section, may also have a significant impact on the market price of our common stock:

●	any actual or perceived adverse developments in clinical trials for Ampion;

●	any actual or perceived difficulties or delays in obtaining regulatory approval of Ampion in the United States or other countries;
●	any finding that Ampion is not safe or effective, or any inability to demonstrate the clinical effectiveness of Ampion when compared to existing treatments;
●	any actual or perceived adverse developments in repurposed drug technologies, including any change in FDA policy or guidance on approval of repurposed drug technologies for new indications;
●	any announcements of developments with, or comments by, the FDA, the European Medicines Agency, or other regulatory authorities with respect to our development of Ampion;
●	changes in laws or regulations applicable to Ampion, including but not limited to clinical trial requirements for approvals;
●	any announcements concerning our retention or loss of key employees;
●	our success or inability to obtain collaborators to conduct clinical trials, or commercialize Ampion once regulatory approval is obtained;
●	announcements of patent issuances or denials, product innovations, or introduction of new commercial products by our competitors that will compete with Ampion;
●	publicity regarding actual or potential study results or the outcome of regulatory reviews relating to the development of Ampion or our competitors’ products;
●	announcements of the introduction of new products by our competitors;
●	announcements concerning product development results or intellectual property rights of others;
●	future issuances of common stock or other securities;
●	economic and other external factors beyond our control; and
●	sales of stock by us or by our stockholders.

A significant drop in the price of our common stock could expose us to the risk of securities class action lawsuits, which could result in substantial costs and divert management’s attention and resources, which could adversely affect our business.

The price of our common stock may be vulnerable to manipulation, including through short sales.

We believe there has been and may continue to be substantial off-market transactions in derivatives of our stock, including short selling activity or related similar activities, which are beyond our control and which may be beyond the full control of the SEC and Financial Institutions Regulatory Authority (“FINRA”). Short sales are transactions in which a market participant sells a security that it does not own. To complete the transaction, the market participant must borrow the security to make delivery to the buyer. The market participant is then obligated to replace the security borrowed by purchasing the security at the market price at the time of required replacement. If the price at the time of replacement is lower than the price at which the security was originally sold by the market participant, then the market participant will realize a gain on the transaction. Thus, it is in the market participant’s interest for the market price of the underlying security to decline as much as possible during the period prior to the time of replacement. While SEC and FINRA rules prohibit some forms of short selling and other activities that may result in stock price manipulation, such activity may nonetheless occur without detection or enforcement. Significant short selling or other types of market manipulation could cause our stock trading price to decline, to become more volatile, or both.

Previous short selling efforts have impacted, and may in the future continue to impact, the value of our stock in an extreme and volatile manner to our detriment and the detriment of our stockholders. In addition, market participants with admitted short positions in our stock have published, and may in the future continue to publish, negative information regarding us and our management team on internet sites or blogs that we believe is inaccurate and misleading. We believe that the publication of this negative information has led, and may in the future continue to lead, to significant downward pressure on the price of our stock to our detriment and the further detriment of our stockholders. These and other efforts by certain market participants to manipulate the price of our common stock for their personal financial gain may cause our stockholders to lose a portion of their investment, may make it more difficult for us to raise equity capital when needed without significantly diluting existing stockholders, and may reduce demand from new investors to purchase shares of our common stock.

If we cannot continue to satisfy the NYSE American listing maintenance requirements and other rules, including the director independence requirements, our securities may be delisted, which could negatively impact the price of our securities.

Although our common stock is listed on the NYSE American, we may be unable to continue to satisfy the listing maintenance requirements and rules. If we are unable to satisfy the NYSE American criteria for maintaining our listing, our securities could be subject to delisting. To qualify for continued listing on the NYSE American, we must remain in compliance. There can be no assurances that we will be able to continue to comply with the NYSE American listing requirements.

If the NYSE American delists our securities, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;
●	reduced liquidity with respect to our securities;
●	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in reduced trading;
●	activity in the secondary trading market for our common stock;
●	limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, we would no longer be subject to the NYSE American rules, including rules requiring us to have a certain number of independent directors and to meet other corporate governance standards.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of our common stock in the public market, including shares issued in connection with the exercise of outstanding options or warrants, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stock of biotechnology and biopharmaceutical companies. These broad market fluctuations may cause the market price of our common stock to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies have experienced significant stock price volatility in recent years. We may become involved in this type of litigation again in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect our business.

We have no plans to pay cash dividends on our common stock.

We have no plans to pay cash dividends on our common stock. We intend to invest future earnings, if any, to fund our growth. Any payment of future dividends will be at the discretion of our Board of  Directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations our Board of Directors deem relevant. Any future credit facilities or preferred stock financing we obtain may further limit our ability to pay cash dividends on our common stock.

Our business, financial condition and results of operations may be materially adversely affected by global health epidemics and pandemics, including the recent COVID-19 pandemic.

Outbreaks of epidemic, pandemic or contagious diseases such as COVID-19, could have an adverse effect on our business, financial condition and results of operations. In January 2020, the WHO announced a global health emergency because of COVID-19. In March 2020, the WHO declared the outbreak of COVID-19, a global pandemic, based on the rapid increase in exposure globally. The COVID-19 pandemic has and continues to significantly affect the United States and global economies. The outbreak has and may continue to affect the Company’s operations and those of third parties on which the Company relies, including negatively impacting the conduct of current and projected clinical trials.

More specifically, our AP-013 study has been and may continue to be significantly affected by the COVID-19 pandemic. As a result of the continuation of the pandemic, clinical site monitoring and patient visits may continue to be delayed due to government mandated and/or Clinical Research Organization (“CRO”) initiated travel restrictions and prioritization of clinic resources toward the COVID-19 pandemic. Some patients may not be able to comply with clinical trial protocols if quarantines impede patient movement or interrupt healthcare services. Similarly, the ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19, could be challenging and adversely impact our clinical trial operations. In April 2020, we paused all ongoing conduct associated with the AP-013 study. Due to the continued steady increase in reported cases, we have determined that the AP-013 study will remain paused. However, the FDA recently provided guidance specifically designed to assist the pharmaceutical industry with viable options for evaluating data from clinical trials which were impacted by the pandemic. We are reviewing the FDA guidance as it relates to the AP-013 study data and are working with the FDA to come to agreement on a proposal to approach the AP-013 study.

In addition, we believe Ampion may be able to treat the serious complications related to the COVID-19 outbreak, including the need for supplemental oxygen and the rapid onset of respiratory failure, termed ARDS or ALI, and we are pursuing new studies related to these life-threatening COVID-19 manifestations. Clinical trials for Ampion that address these serious complications could be impacted if the pandemic subsides or if there is not a sufficient number of COVID-19 patients located in the area where we perform clinical trials. Even though COVID-19 vaccinations have been approved and will most likely reduce the overall mortality rate and severity of the illness, it does not eliminate the need for the development of a therapeutic, such as Ampion, to address the complications that arise due to the COVID-19 infection.

The full extent of potential impacts of the COVID-19 pandemic on our business and product development, including our clinical trials, financial condition and the global economy will depend on future developments, which are highly uncertain and cannot be predicted due to the uncertain nature of the COVID-19 pandemic and its effects, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. These effects could have a material adverse impact on our business, operations, financial condition and results of operations. Existing insurance coverage may not provide protection for all, or any, costs that may arise from all such possible events. We continue to assess the impact of COVID-19 on our business operations, system supports and financial condition, but there can be no assurance that this analysis will enable us to avoid part or all of any impact from the spread of COVID-19 or its consequences, including downturns in business sentiment generally or in our sector in particular.

Our quarterly operating results may fluctuate significantly.

We expect that our operating results may be subject to substantial quarterly fluctuations. If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

You will experience immediate and substantial dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming the sale of an aggregate of 25,000,000 of shares of our common stock at a price of $0.90 per share representing gross proceeds of $22.5 million, you will experience immediate dilution of $0.73 per share, representing the difference between our as adjusted net tangible book value per share as of September 30, 2021 after giving effect to this offering and deducting $75,000 estimated aggregate offering expenses payable by us. In addition, we are not restricted from issuing additional securities in the future, including shares of common stock, securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or substantially similar securities. The issuance of these securities may cause further dilution to our stockholders. The exercise of outstanding stock options and warrants, including Warrants sold in this offering, may also result in further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

We may allocate our cash and cash equivalents, including the proceeds from this offering, in ways that you and other stockholders may not approve.

Our management has broad discretion in the application of our cash, cash equivalents and marketable securities, including the proceeds from this offering. Because of the number and variability of factors that will determine our use of our cash and cash equivalents, their ultimate use may vary substantially from their currently intended use. Our management might not apply our cash and cash equivalents in ways that ultimately increase the value of your investment. We expect to use our cash and cash equivalents to fund Ampion clinical trials, working capital and other general corporate purposes. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest our cash and cash equivalents in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply our cash and cash equivalents, including the proceeds from this offering, in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

If securities or industry analysts do not publish research or reports or publish unfavorable research or reports about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. We currently have limited research coverage by securities and industry analysts. If other securities or industry analysts do not commence coverage of our company, the trading price for our stock could be negatively impacted. If one or more of the analysts who covers us downgrades our stock, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to regularly publish reports on us, interest in our stock could decrease, which could cause our stock price or trading volume to decline.

The proceeds from this offering, if any, and funds from other potential sources, along with our cash and cash equivalents, may not be sufficient to fund our operations for the near future and we may not be able to obtain additional financing.

Developing and commercializing biopharmaceutical products is a very time-consuming, expensive and uncertain process that takes years to complete. We expect our expenses could increase in connection with our ongoing activities, particularly as we finalize our current clinical trial, prepare to file our Ampion BLA with the FDA and seek marketing approval for Ampion.

As of September 30, 2021, we had $17.1 million of cash and cash equivalents which, together with expected access to equity financing, we expect will fund our operations through the first quarter of 2023. This projection is based on many assumptions that may prove to be incorrect. Our future capital requirements will depend on and could increase significantly as a result of many factors including:

●	progress in and the costs of our clinical trials and research and development;
●	progress in and the costs of applying for regulatory approval for Ampion;
●	the costs of sustaining our corporate overhead requirements and hiring and retaining necessary personnel;
●	the scope, prioritization, and number of our research and development programs;
●	the achievement of milestones or occurrence of other developments that trigger payments under any collaboration agreements we obtain;
●	the extent to which we are obligated to reimburse, or are entitled to reimbursement of, clinical trial costs under future collaboration agreements, if any;
●	the costs involved in filing, prosecuting, enforcing, and defending patent claims and other intellectual property rights;
●	the costs of securing manufacturing arrangements for commercial production;
●	the costs of defending lawsuits and other claims by third parties or responding to various government agencies that we are required to report to or respond to inquiries from;
●	the costs associated with obtaining directors and officers (“D&O”) insurance, which may be higher due to our industry and due to our recent stockholder litigation and government investigation concerning trading in our publicly listed securities; and
●	the likely increase in the future level of D&O policy retention amounts given the industry trend and the legal costs associated with our recent litigation and government investigation.

Until we can generate operating profit on an ongoing and reliable basis, we expect to satisfy our future ongoing cash and liquidity needs through one or more of the following: (i) third-party collaboration arrangements, (ii) private or public sales of our securities, which we expect will include our ATM equity program, or (iii) debt financings. We cannot be certain that additional funding and incremental working capital will be available to us on acceptable terms, if at all, or that it will exist in a timely and/or adequate manner to allow for the proper execution of our near and long-term business strategy.

Even if we obtain requisite financing, it may be on terms not favorable to us, it may be costly and it may require us to agree to covenants or other provisions that will favor new investors over existing stockholders or other restrictions that may adversely affect our business. Additional funding, if obtained, may also result in significant dilution to our stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this prospectus supplement, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment about the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by such statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts, and use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “should,” “plan,” “potential,” “project,” “will,” “would” and other words of similar meaning, or the negatives of such terms or other variations. These include, but are not limited to, statements relating to the following:

●	projected operating or financial results, including anticipated cash flows used in operations;
●	expectations regarding clinical trials for Ampion, capital expenditures, research and development expenses and other payments;
●	our beliefs and assumptions relating to our liquidity position, including, but not limited to, our ability to obtain near-term additional financing;
●	our beliefs, assumptions and expectations about the regulatory approval pathway for Ampion including, but not limited to, our ability to obtain regulatory approval for Ampion in a timely manner, or at all; and
●	our ability to identify strategic partners and enter into beneficial license, co-development, collaboration or similar arrangements.

Any or all of our forward-looking statements may turn out to be wrong. They may be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors including, among others:

●	our ability to continue as a going concern;
●	the fact that we have incurred significant losses since inception, expect to incur net losses for at least the next several years and may never achieve or sustain profitability;
●	our ability to fund our operations, including our ability to access funding through our ATM equity offering or through other equity or debt offerings;
●	our ability to retain key employees, consultants, and advisors and to attract, retain and motivate qualified personnel;
●	the progress and results of clinical trials for Ampion and additional costs or delays associated therewith;
●	the significant competition in the search for a successful treatment for COVID-19;
●	our ability to enroll hospitalized patients in our Phase I and II trials of Ampion for the treatment of COVID-19 given the unplanned variability of the virus, vaccine rates and mutations in the virus in certain geographies;
●	our ability to receive regulatory approval for and sell the products that we are developing for the treatment of COVID-19;

●	our reliance on third parties to conduct our clinical trials resulting in costs or delays that prevent us from successfully commercializing Ampion;
●	competition for patients in conducting clinical trials, delaying product development and straining our limited financial resources;
●	the risk and costs associated with our decision to suspend enrollment in the Phase III clinical trial for treatment of severe Osteoarthritis of the Knee due to considerations relating to the COVID-19 pandemic, and the possibility that the data generated by that clinical trial may have been adversely impacted by the COVID-19 pandemic;
●	our ability to navigate the regulatory approval process in the U.S. and other countries, and our success in obtaining required regulatory approvals for Ampion on a timely basis;
●	our need to rely on third party manufacturers if we receive regulatory approval for Ampion but do not have redundant manufacturing capabilities;
●	commercial developments for products that compete with Ampion;
●	the actual and perceived effectiveness of Ampion, and how Ampion compares to competitive products;
●	the rate and degree of market acceptance and clinical utility of Ampion or any of our other product candidates for which we receive marketing approval;
●	the possibility that, even if Ampion is approved for commercialization, the FDA may impose limitations on its use or reduce the approved indications on the product label;
●	expenses and costs we will incur to comply with FDA post-approval requirements if we, or our collaborators, obtain marketing approval for Ampion;
●	government restrictions on pricing reimbursement, as well as other healthcare payor cost-containment initiatives;

our ability to obtain approval to develop, manufacture and sell our products in global markets;

●	our ability to realize the investment we made in our manufacturing facility if Ampion does not receive marketing approval;
●	adverse effects and the unpredictable nature of the ongoing COVID-19 pandemic;
●	the strength, enforceability and duration of our intellectual property protection, and the eligibility of our patent portfolio for FDA market exclusivity;
●	our success in avoiding infringement of the intellectual property rights of others;
●	adverse developments in our research and development activities;
●	potential liability if any of our product candidates cause illness, injury or death, or adverse publicity from any such events;
●	our ability to operate our business efficiently, manage capital expenditures and costs (including general and administrative expenses) and obtain financing when required; and
●	our expectations with respect to future licensing, partnering or other strategic activities.

You should not place undue reliance on these forward-looking statements. We discuss in greater detail, and incorporate by reference into this prospectus supplement and the accompanying prospectus in their entirety, many of these risks under the headings “Risk Factors” on page S-9 of this prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2020, and in our other filings with the SEC which are incorporated herein by reference, as may be updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference herein and therein and any free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Forward-looking statements speak only as of the date they are made, and we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this report, except as otherwise required by applicable law.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be $20.7 million after deducting fees and estimated offering expenses of approximately $1.8 million, which includes $160,000 of legal and auditor fees. We will not receive any proceeds from the sale of common stock issuable upon exercise of the Warrants that we are offering unless and until such Warrants are exercised for cash. If the Warrants issued in connection with this offering are fully exercised for cash, we would receive additional proceeds of $16.5 million.

We intend to use the net proceeds from this offering, if any, and excluding the proceeds, if any, from the exercise of the Warrants issued in this offering, primarily for working capital, including the conduct of clinical trials, and other general corporate purposes. The amounts and timing of these expenditures will depend on a number of factors, such as the timing, scope, progress and results of our research and development efforts, the timing and progress of any partnering efforts, and the regulatory and competitive environment. We cannot predict when or if the Warrants will be exercised. It is possible that either some or all of the Warrants may expire and may never be exercised. As of the date of this prospectus, we have not determined the amount of net proceeds to be used specifically for any particular purpose or the timing of any expenditures. Accordingly, management will retain broad discretion and flexibility in applying the net proceeds from the sale of the securities, if any.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

DILUTION

If you invest in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share after giving effect to this offering. We calculate net tangible book value per share by dividing the net tangible book value, which is the total tangible assets less total liabilities, by the number of outstanding shares of our common stock. Dilution represents the difference between the portion of the amount per share paid by purchasers of shares in this offering and the as adjusted net tangible book value per share of our common stock immediately after giving effect to this offering. Our net tangible book value as of September 30, 2021 was approximately $17.3 million, or $0.09 per share.

After giving effect to the sale of 25,000,000 shares of common stock in this offering at the public offering price of $0.90 per share of common stock, and after deducting the placement agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value would have been approximately $38.0 million, or approximately $0.17 per share of common stock, as of September 30, 2021. This represents an immediate increase in net tangible book value of approximately $0.08 per share to existing stockholders and an immediate dilution of approximately $0.73 per share to new investors.

The following table illustrates this per share dilution based on shares outstanding as of September 30, 2021:

Public offering price per share		$0.90
Historical net tangible book value per share as of September 30, 2021	$0.09
Increase in net tangible book value per share after this offering	$0.08
As adjusted net tangible book value per share as of September 30, 2021, after this offering		$0.17
Dilution per share to investors participating in this offering		$0.73

The number of shares of common stock outstanding immediately after this offering is based on 200,458,263 shares of common stock outstanding as of September 30, 2021. This number excludes:

●	3,623,598 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2021, with a weighted average exercise price of $0.67 per share;
●	5,676,989 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2021, with a weighted average exercise price of $1.07 per share;
●	up to an aggregate of 7,918,755 shares of common stock reserved for future issuance under our 2019 Stock and Incentive Plan; and
●	15,000,000 shares of common stock issuable upon the exercise of the 15,000,000 Warrants issued as part of this offering.

To the extent that any of these options or warrants are exercised there will be further dilution to investors participating in this offering.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” starting on page 14 of the accompanying prospectus.

Warrants

The following is a summary of the material terms and provisions of the Warrants that are being offered hereby. This summary is subject to and qualified in its entirety by the form of Warrants, which has been provided to the investors in this offering and which will be filed with the SEC as an exhibit to a Current Report on Form 8-K in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrants.

Duration and Exercise Price

The Warrants offered hereby will have an exercise price of $1.10 per share. The Warrants will be exercisable immediately upon issuance and will expire on the five year anniversary of the original issuance date. The exercise prices and numbers of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. Warrants will be issued in certificated form only.

Exercisability

The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Warrants to the extent that the holder would own more than 4.99% of our outstanding common stock immediately after exercise. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Cashless Exercise

If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Warrant.

Failure to Timely Deliver Shares

If we fail to deliver to the holder a certificate representing shares issuable upon exercise of a Warrant or to credit the holder’s balance account with Depository Trust Company for such number of shares of common stock to which the holder is entitled upon the holder’s exercise of the Warrant, in each case, by the delivery date set forth in the Warrant, we will be required to pay liquidated damages to the holder for each trading day until the shares are delivered or the holder rescinds the exercise.  In addition, if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by the holder of the shares which the holder anticipated receiving upon such exercise, then we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares that we were required to deliver to the holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the Warrant and equivalent number of shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares of common stock that would have been issued had we timely complied with our exercise and delivery obligations.

Transferability

A Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for any of the Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

Rights as a Shareholder

Except as otherwise provided in the Warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such Warrant holders exercise their Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Warrants with the same effect as if such successor entity had been named in the warrant itself.  If holders of our common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Warrant following such fundamental transaction. In the event of certain fundamental transactions, at the request of the holder, we or the successor entity shall purchase the unexercised portion of the warrant from the holder by paying to the holder, within second trading days after such request (or, if later, on the effective date of the fundamental transaction), cash in an amount equal to the Black-Scholes Value (as defined in the Warrant) of the remaining unexercised portion of the Warrant on the date of such fundamental transaction.

Waivers and Amendments

No term of the Warrants may be amended or waived without the written consent of the holder of such Warrant.

PLAN OF DISTRIBUTION

Pursuant to a placement agent agreement dated December 13, 2021 (the “Placement Agent Agreement”), we have engaged A.G.P./Alliance Global Partners to act as our placement agent in connection with this offering of our securities pursuant to this prospectus supplement and accompanying prospectus. Under the terms of the Placement Agent Agreement, the Placement Agent has agreed to be our placement agent, on a reasonable best effort basis, in connection with the issuance and sale by us of our shares of common stock and Warrants in this offering. The terms of this offering were subject to market conditions and negotiations between us and prospective investors. The Placement Agent Agreement does not give rise to any commitment by the Placement Agent to purchase any of our shares of common stock, and the Placement Agent will have no authority to bind us by virtue of the Placement Agent Agreement. Further, the Placement Agent does not guarantee that it will be able to raise new capital in any prospective offering. The Placement Agent may engage sub-agents or selected dealers to assist with the offering.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and
●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Upon receipt of investors’ funds for the offering pursuant to this prospectus supplement, we will deliver the shares of common stock and Warrants being issued to the investors. We expect to deliver the securities being offered pursuant to this prospectus supplement on or about December 15, 2021, subject to customary closing conditions.

Commissions and Offering Expenses

The Placement Agent proposes to offer the securities at the offering price shown on the cover of this prospectus supplement.

As consideration for the services of the Placement Agent, the Placement Agent will receive a cash commission equal to 7% of the gross proceeds from the sale of our securities in this offering. The following table shows the public offering price, Placement Agent commissions and proceeds, before expenses, to us.

	Per Share	Total
Public Offering Price	$0.90	$22,500,000
Placement Agent commissions to be paid by us	$0.063	$1,575,000
Proceeds, before expenses, to us	$0.837	$20,925,000

We have also agreed to reimburse the Placement Agent for legal and out of pocket expenses not to exceed $75,000 in the aggregate. The Placement Agent has the right to reduce any item of compensation or adjust the terms thereof in the event that a determination shall be made by FINRA to the effect that the Placement Agent’s aggregate compensation is in excess of the rules of FINRA or that the terms thereof require adjustment. We estimate the total offering expenses of this offering that will be payable by us, excluding the Placement Agents’ fees and expenses, will be approximately $160,000.

Indemnification

We have agreed to indemnify the Placement Agent and specified other persons against certain liabilities relating to or arising out of the Placement Agent’s activities under the Placement Agent Agreement and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

Lock-Up

Pursuant to the securities purchase agreement, until 90 days after the closing date, we may not (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents or (ii) file any registration statement or any amendment or supplement thereto relating to the offering of any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock (other than a registration statement on Form S-8), in each case, other than with respect to any exempt issuances (as defined in the securities purchase agreement). In addition, we may not enter into a variable rate transaction (as defined in the securities purchase agreement) or an at-the-market offering for 150 days from the Closing Date, including pursuant to our existing ATM equity offering program.

In addition, each of our directors and executive officers has agreed that for a period of 90 days after the closing date he or she will not (i) offer for sale, sell, pledge or otherwise transfer or dispose of any shares of our common stock or securities convertible into or exercisable or exchangeable for common stock, (ii) enter into any swap or other derivative transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, or (iii) make any demand for or exercise any right or cause to be filed a registration statement, or any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company, subject in each case to customary exceptions.

Principal Market

Our common stock is listed on the NYSE American market under the symbol “AMPE.”

LEGAL MATTERS

The legal validity of the securities offered by this prospectus will be passed upon for us by Paul Hastings LLP, San Diego, California. Thompson Hine LLP is counsel to the Placement Agent in connection with this offering.

EXPERTS

The financial statements of Ampio Pharmaceuticals, Inc. appearing in the Annual Report on Form 10-K of Ampio Pharmaceuticals, Inc. for the year ended December 31, 2020, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in its report (which report expresses an unqualified opinion and includes an explanatory paragraph related to going concern uncertainty), which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 (File No. 333-237723), of which this prospectus supplement and the accompanying base prospectus are a part, under the Securities Act, to register the securities offered by this prospectus supplement. However, this prospectus supplement and the accompanying base prospectus do not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us.

Our common stock is listed on the NYSE American market under the symbol “AMPE.” General information about our company, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.ampiopharma.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on, or that can be accessed through, our website is not incorporated into this prospectus supplement or other securities filings and is not a part of these filings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we file subsequently with the SEC will automatically update this prospectus supplement. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after initial filing of the registration statement that contains the prospectus and prior to the time that we sell all the securities offered by this prospectus supplement (in each case, except for the information furnished under Item 2.02 or Item 7.01 in any current report on Form 8-K and Form 8-K/A):

●	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 3, 2021;
●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 filed with the SEC on May 5, 2021, August 4, 2021 and November 10, 2021, respectively;
●	Our Current Reports on Form 8-K filed with the SEC on August 18, 2021, September 15, 2021, October 15, 2021 and November 29, 2021; and
●	The description of our common stock contained or incorporated by reference in our Registration Statement on Form 8-A filed with the SEC on May 17, 2011, including any amendment or reports filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or calling us at the following address:

Ampio Pharmaceuticals, Inc.

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

(720) 437-6500

Attn: Investor Relations

PROSPECTUS

$100,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

We may, from time to time, offer and sell up to $100,000,000 of any combination of our common stock, preferred stock, debt securities or warrants described in this prospectus, either individually or in combination with other securities, at prices and on terms described in one or more supplements to this prospectus. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings.

Each time we offer securities, we will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

The securities offered by this prospectus may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. We will set forth the names of any underwriters or agents and any applicable fees, commissions, discounts and over-allotments in an accompanying prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is traded on the NYSE American under the symbol “AMPE.” On April 13, 2020, the last reported sale price of our common stock on the NYSE American was $0.50. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the NYSE American or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

We are a smaller reporting company under Rule 405 of the Securities Act and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus supplement, the documents incorporated by reference herein and future filings.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties referenced under the heading “risk factors” on page 9 of this prospectus as well as those contained in the applicable prospectus supplement and any related free writing prospectus, and in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock, preferred stock, debt securities, and/or warrants to purchase our common stock, either individually or in units, in one or more offerings, up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the specific terms of the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Each such prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) may also add, update or change information contained in this prospectus or in documents incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before buying any of the securities being offered. This prospectus may not be used to offer or sell securities unless it is accompanied by a prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information in addition to or different from that contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

We obtained statistical data, market data and other industry data, and forecasts used in this prospectus and the documents incorporated by reference into the prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, market data and other industry data and forecasts used herein are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

AMPIO (and design), our logo design and AMPION are our registered trademarks. This prospectus also contains trademarks, registered marks and trade names of other companies. Any other trademarks, registered marks and trade names appearing in this prospectus are the property of their respective holders.

Unless the context indicates otherwise in this prospectus, the terms “Ampio,” the “Company,” the “Registrant,” “we,” “our” or “us” in this prospectus refer to Ampio Pharmaceuticals, Inc.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the financial data and related notes, risks of investing in our securities discussed under the heading “Risk Factors” and other information incorporated by reference in this prospectus. Each of the risk factors could adversely affect our business, operating results and financial conditions, as well as adversely affect the value of an investment in our securities.

Overview

We are a pre-revenue development stage biopharmaceutical company focused on the development of Ampion, our lead product candidate, to treat prevalent inflammatory conditions for which there are limited treatment options.

Ampion is in the process of advancing through late-stage clinical trials in the United States. The U.S. Food and Drug Administration (“FDA”) provided guidance that we should complete a trial of severe osteoarthritis of the knee (“OAK”) patients with concurrent controls that would be carried out under an Special Protocol Assessment (“SPA”). An SPA is a process in which sponsors may ask to meet with the FDA to reach agreement with the FDA on the design and size of certain clinical trials to determine if they adequately address scientific and regulatory requirements for a study that could support regulatory submission.

In June 2019, we received an SPA agreement from the FDA and commenced our Phase III clinical trial titled, “A Randomized, Controlled, Double-Blind Study to Evaluate the Efficacy and Safety of an Intra-Articular Injection of Ampion in Adults with Pain Due to Severe Osteoarthritis of the Knee” (the “AP-013 study”).

In late March 2020, we announced the closing of patient enrollment in our AP-013 study at the recommendation of our SMC and due to extenuating circumstances relating to severe acute respiratory syndrome coronavirus 2 (“COVID-19”), which is further explained below, to minimize the risk to study participants. Recognizing these challenges, we are exploring options to enable us to complete the study, but it is possible that the COVID-19 pandemic may prevent completion of the AP-013 study at this time or completely.

In late March 2020, we also announced that we are concurrently focusing on investigating the potential use of nebulized Ampion for the treatment of a serious complication of COVID-19, the rapid onset of respiratory failure, termed Acute Respiratory Distress Syndrome (“ARDS”). Based on Ampion’s immunomodulatory and anti-inflammatory action, we believe that it may help individuals with widespread inflammation in the lungs and that treatment with Ampion may reduce this serious complication of COVID-19.

AMPION

Ampion for Osteoarthritis

We have developed a novel biologic drug, Ampion, containing a blood-derived cyclized peptide and small molecules that target multiple pathways in the innate immune response and other pathways that are characteristic of OAK disease. Ampion targets the cellular pathways in the innate immune response correlated with pain, inflammation, and joint damage in osteoarthritis. In vitro studies have shown that Ampion represses the transcription of proteins responsible for inflammation, while activating anti-inflammatory proteins. Ampion has also been shown in vitro to regulate the cellular pathways responsible for tissue growth and healing. We believe that this mechanism of action interrupts the disease process responsible for the pain and disability associated with OAK and provides market expansion potential as a disease modifying biologic and may provide a treatment option for other inflammatory and degenerative indications.

We are currently developing Ampion as an intra-articular injection to treat the signs and symptoms of severe OAK, which is a growing epidemic in the United States. OAK is a progressive disease characterized by gradual degradation and loss of cartilage due to inflammation of the soft tissue and bony structures of the knee joint. Progression of the most severe form of OAK leaves patients with little to no treatment options other than a total knee arthroplasty. The FDA has stated that severe OAK is an “unmet medical need” with no licensed therapies for this indication. While we believe that Ampion could treat this “unmet medical need”, our ability to market this product is subject to FDA approval.

Market Opportunity for Osteoarthritis

Osteoarthritis (“OA”), is the most common form of arthritis, affecting over 30 million people in the United States. It is a progressive and incurable disease of the joints involving degradation of the intra-articular cartilage, joint lining, ligaments, and bone. Certain risk factors in conjunction with natural wear and tear lead to the breakdown of cartilage. Osteoarthritis is caused by inflammation of the soft tissue and bony structures of the joint, which worsens over time and leads to progressive thinning of intra-articular cartilage. Other progressive effects include narrowing of the joint space, synovial membrane thickening, osteophyte formation and increased density of the subchondral bone. The global market size for treatments that currently address moderate to moderately severe OAK was valued at approximately $3.6 billion in 2018 and is expected to grow with a compound annual growth rate of 9.11% through 2026. The global demand for OAK treatment is expected to be fueled by aging demographics and increased awareness of treatment options. Despite the size and growth of the OAK market, only a few treatment options currently exist, with none labeled specifically for the severely diseased patient population.

Ampion Development for Osteoarthritis

Since our inception, we have conducted multiple clinical trials and have advanced through late-stage clinical trials in the United States, initially under the guidance of the FDA’s Office of Blood Research and Review (“OBRR”) and most recently under the guidance of the FDA’s Office of Tissues and Advanced Therapies (“OTAT”).

Study AP-003-A was a multicenter, randomized, double-blind trial of 329 patients who were randomized 1:1 to receive Ampion or saline control via intra-articular injection. The study showed a statistically significant reduction in pain compared to the control, with an average of greater than 40% reduction in pain from baseline at 12 weeks with Ampion treatment. Patients who received Ampion also showed a significant improvement in function and quality of life compared to patients who received the saline control at 12 weeks. Quality of life was assessed using Patient Global Assessment. Furthermore, the trial included severely diseased patients, defined radiographically as Kellgren Lawrence Grade 4 (“KL 4”). From this patient population, those patients who received Ampion had a significantly greater reduction in pain than those who received the saline control. Ampion was well tolerated with minimal adverse events reported across the Ampion and saline groups in the study. There were no drug-related serious adverse events.

In 2018, the FDA reiterated and confirmed that our successful pivotal Phase III clinical trial, AP-003-A, was adequate and well-controlled, provided evidence of the effectiveness of Ampion and can contribute to the substantial evidence of effectiveness necessary for the approval of a BLA. The FDA provided guidance that we should complete an additional trial of KL 4 severe OAK patients with concurrent controls that would be carried out under a SPA so that we could obtain FDA concurrence on the trial design prior to initiation of the trial.

As noted above, we received a SPA agreement in June 2019 from the FDA for a clinical protocol for the AP-013 study. The SPA agreement for the AP-013 study finalized patient enrollment at 1,034 patients, with a sample size assessment at an interim analysis of 724 patients to allow an adjustment up to 1,551 patients if deemed necessary. In the SPA agreement, the FDA agreed that the design and planned analysis of the AP-013 study adequately addressed the objectives necessary to support a regulatory submission. According to the FDA’s guidance for industry regarding SPAs (published in April 2018), an SPA documents the FDA’s agreement that the design and planned analysis of a study can address objectives in support of a regulatory submission, however final determinations for marketing application approval are made after a complete review of the marketing application and are based on the entire data in the application. Following the receipt of the SPA agreement, we initiated the AP-013 study, identified and engaged clinical sites for the trial, and initiated dosing of patients at those sites. As of December 31, 2019, we completed the enrollment and dosing of 724 patients required from the interim analysis sample size assessment.

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The Centers for Disease Control and Prevention (“CDC”) projects that COVID-19 deaths in the U.S. may eventually number in the hundreds of thousands, and potentially in the millions. The AP-013 study population is comprised of elderly patients with an average age of 65 years old and a maximum age of 87 years, and the CDC have indicated that older adults, 65 years and older, are at higher risk for severe illness during the current COVID-19 pandemic. This guidance from the CDC indicates the AP-013 study population is the highest risk demographic for developing severe illness during the current COVID-19 pandemic. In March 2020, the FDA acknowledged the impact of COVID-19 on clinical trials in a published guidance, “FDA Guidance on Conduct of Clinical Trials of Medical Products during the COVID-19 Pandemic”, which outlines the Agency’s recommendations for ensuring trial participant safety and adherence to good clinical practice (“GCP”) guidelines and protocol requirements for trials during the outbreak. In concurrence with the FDA guidance, the Safety Monitoring Committee (“SMC”) for the AP-013 study recognized the impact of COVID-19 on the clinical trial. Therefore, in late March 2020, we announced the closing of patient enrollment in our AP-013 study at the recommendation of our SMC and due to extenuating circumstances relating to COVID-19 virus to minimize the risk to study participants. Recognizing these challenges, we are exploring options to enable us to complete the trial but it is possible that the COVID-19 pandemic may prevent completion of the AP-013 study at this time or at all.

Ampion for Acute Respiratory Distress Syndrome secondary to COVID-19 infection

At the time of this filing, the pandemic has resulted in over 2 million cases and approximately 140,000 deaths worldwide that continues to grow exponentially, demonstrating the urgency of situation. COVID-19 infection is an acute respiratory illness caused by a novel coronavirus (SARS-COV-2). The CDC has estimated that approximately 20% of patients with COVID-19 will progress to severe disease. Complications of severe COVID-19 infection include ARDS, pneumonia, sepsis and septic shock, cardiomyopathy and arrhythmia, acute kidney injury, and prolonged hospitalization for other complications (e.g. secondary bacterial infection). The primary cause of death associated with COVID-19 infection is ARDS, and, as of the date of this filing, there are no approved treatments for ARDS or COVID-19 infection.

An article published in peer-reviewed journal, The Journal of the American Medical Association (“JAMA”), by Bellani et al. in February 2016 titled, ‘Epidemiology, Patterns of Care, and Mortality for Patients With Acute Respiratory Distress Syndrome in Intensive Care Units in 50 Countries’, indicates that under normal circumstances, there is approximately a 40% mortality rate for patients with ARDS. COVID-19 is newly emerging, and there is little published research on mortality in this subset of patients; however, we believe that ARDS secondary to COVID-19 infection may prove to be more lethal than ARDS due to other causes. A study of 191 patients in Wuhan, China reported that 50 of the 54 patients with COVID-19 who died during their hospitalization developed ARDS, while only nine of the 137 survivors developed ARDS. This study, published in The Lancet by Zhou et al. in March 2020 demonstrates an 85% (50/59) case mortality rate of ARDS secondary to COVID-19 infection, which is more than double the mortality rate observed without COVID-19 infection.

During the pandemic, the CDC reports that as many as 20,000 new COVID-19 cases have been reported daily in the US, and the daily reported cases continue to grow exponentially. The CDC has reported that among all patients with a COVID-19 infection, between 3%-17% develop ARDS, but that percentage increases to 67%-85% for patients admitted to an intensive care unit (“ICU”). An article published in The New England Journal of Medicine in March 2020 states that based on the size and scope of COVID-19 pandemic, the disease burden on healthcare facilities and hospitals is expected to be severe, and estimates of material requirements for the treatment of COVID-19 patients indicate the US is likely to experience widespread shortages of critical standard of care items such as ventilators throughout much of 2020. We believe that it is imperative that effective treatments are identified and developed to address the full spectrum of clinical features of ARDS secondary to COVID-19 infection. For instance, it has been reported that treatments that reduce required time on ventilation would free up equipment and staff resources and allow additional COVID-19 infected patients access to critical and potentially life-saving care. As an immunomodulatory agent, we believe that Ampion may be effective in improving the clinical course and outcome of COVID-19 patients experiencing ARDS.

Market Opportunity for ARDS

ARDS secondary to COVID-19 infection is a life-threatening disease for which no FDA-approved treatment exists as of the date of this filing. Current available treatment is limited to supportive interventions designed to improve ventilation and mitigate hypoxemia. Alternative/off-label treatments for COVID-19 include antiviral agents and convalescent plasma infusion. Alternative/off-label treatments often considered for ARDS include corticosteroids and neuromuscular blocking agents. We believe that identifying a treatment for ARDS that could improve the clinical course of ARDS, including but not limited to, gas exchange ratios, reduction of time on ventilators, and shortening the duration of the condition would greatly benefit this patient population and may help reduce overall mortality due to ARDS secondary to COVID-19.

Ampion Development for ARDS

As reported in The Lancet in February 2020 by Huang et al., patients with coronavirus infection, including COVID-19, present symptoms which are primarily fever, fatigue, and dry cough. In some cases, the disease progresses to severe illness, dyspnea, and hypoxemia within one week after onset of the disease. These patients with severe illness develop ARDS requiring intensive care, oxygen therapy, and ventilation. ARDS is an inflammatory process, and when secondary to COVID-19, the inflammatory response is exaggerated after being triggered by the initial viral infection.

During ARDS, including ARDS secondary to COVID-19, the activation of the innate immune system leads to a dysregulated or ‘hyper-inflammatory’ response, resulting in the excess release of innate pro-inflammatory cytokines by alveolar macrophages and neutrophils as part of a “cytokine storm”. In humans, the severity of ARDS is closely related to increased serum levels of pro-inflammatory cytokines accompanied by a corresponding decrease in anti-inflammatory cytokines. These findings have been published in Cell Host and Microbe in February 2016 by Channappanavar et al. and in The International Journal of Clinical and Experimental Pathology in January 2017 by Yang et al.

Ampion is in development as a novel biologic drug that regulates multiple therapeutic targets in the innate immune system responsible for the inflammation, tissue damage, and pathogenesis associated with dysregulated immune disorders, such as ARDS. Development of Ampion supports a mechanism of action as an immunological agent which decreases the production of physiological mediators (e.g., cytokines and chemokines) responsible for inflammation and tissue damage, while simultaneously promoting the production of those mediators required for resolving inflammation and tissue repair. One of the most common and problematic clinical features of ARDS is pulmonary edema, which causes hypoxemia and may result in death. Cellular models treated with Ampion indicate treatment enhances microvascular barrier function in the lung to protect this facet of ARDS. Ampio is currently working with the FDA to receive authorization to develop Ampion as a potential treatment for ARDS secondary to COVID-19 infection.

Ampion Manufacturing Facility

In May 2014, we commenced a 125-month lease of a multi-purpose facility containing approximately 19,000 square feet. This facility includes quality control and research laboratories, our corporate offices and approximately 3,000 square feet of modular clean rooms to manufacture Ampion.

Since the manufacturing site has been operational, we have implemented a quality system for both U.S. and E.U. (“European Union”) regulatory compliance, validated the facility for human-use products, produced Ampion and placebo for use in the inception-to-date clinical trials, and produced approximately 200,000 vials of Ampion without a sterility failure.

The manufacturing facility utilizes automated equipment with single use line sets and modular clean rooms designed to maximize flexibility and scalability while meeting international quality standards to fulfill potential future global demand. We believe that the Ampion manufacturing process delivers a competitive cost of goods that is significantly lower than the industry benchmark. Additionally, we estimate that the maximum capacity for this turnkey facility is approximately 8.0 million vials per year. During fiscal 2019, we engaged an independent third-party to conduct a quality audit of the Ampion manufacturing facility, which confirmed that our facility is expected to meet the requirements of an FDA inspection for the CMC section of a BLA filing.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our most recent Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q, as described under the caption “Incorporation of Certain Information by Reference.”

Company Information

We are a Delaware corporation. Our principal offices are located at 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112, and our telephone number is (720) 437-6500. Our website address is www.ampiopharma.com. Our website and the information contained on, or that can be accessed through, our website shall not be deemed to be incorporated by reference in, and are not considered part of, this prospectus and our reference to the URL for our website is intended to be an inactive textual reference only. You should not rely on any such information in making your decision whether to purchase our common stock.

The Securities We May Offer

We may offer shares of our common stock, various series of preferred stock, debt securities and/or warrants to purchase our common stock, either individually or in units, with a total value of up to $100,000,000 from time to time under this prospectus at prices and on terms to be determined at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

●	designation or classification;
●	aggregate principal amount or offering price;
●	maturity, if applicable;
●	original issue discount, if any;
●	rates and times of payment of interest or dividends, if any;
●	redemption, conversion, exchange or sinking fund terms, if any;
●	conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;
●	restrictive covenants, if any; and
●	voting or other rights, if any.

The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

This prospectus may not be used to offer or sell securities unless it is accompanied by a prospectus supplement.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

●	the names of those agents or underwriters;
●	applicable fees, discounts and commissions to be paid to them;
●	details regarding over-allotment options, if any; and
●	the net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time. Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders and do not have cumulative voting rights. Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or the rules of any stock exchange or market on which our securities are then traded), to designate up to 10,000,000 shares of preferred stock in one or more series and to determine the designations, voting powers, preferences and rights of each series of the preferred stock, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, preemptive rights, terms of redemption or repurchase, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, any or all of which may be greater than the rights of the common stock. Any convertible preferred stock we may issue will be convertible into our common stock or exchangeable for our other securities. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates.

If we sell any series of preferred stock under this prospectus, we will fix the designations, voting powers, preferences and rights of such series of preferred stock, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock that we are offering before the issuance of the related series of preferred stock. We urge you to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock, preferred stock or other securities (including securities of a third party). Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates.

The debt securities will be issued under one or more documents called indentures, which are contracts between us and a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures will be filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered, will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC, to the extent that we plan to issue debt securities in the future.

Warrants. We may issue warrants for the purchase of common stock in one or more series. We may issue warrants independently or together with common stock, and the warrants may be attached to or separate from our common stock. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the complete warrant agreements and/or warrant certificates that contain the terms of the warrants. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the forms of warrant agreement and/or warrant certificates that describe the terms of the series of warrants we are offering before the issuance of the related series of warrants.

We will evidence each series of warrants by warrant certificates that we will issue. Warrants may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

Units. We may issue, in one or more series, units consisting of common stock and/or warrants for the purchase of common stock in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of units being offered, as well as the complete unit agreement, if any, that contains the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, any form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in our most recent Annual Report on Form 10-K, and in our subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus and the documents incorporated by reference and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks, including risks related to our financial condition and risks related to the development of our product candidates, might cause you to lose all or part of your investment in the offered securities.

Our business, financial condition and results of operations may be materially adversely affected by global health epidemics and pandemics, including the recent COVID-19 pandemic.

Outbreaks of epidemic, pandemic, or contagious diseases such as the novel strain of a virus named SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), or coronavirus, which causes novel coronavirus disease 2019, or COVID-19, that was reported to have surfaced in Wuhan, China in December 2019 and has reached multiple other regions and countries, including the United States and, more specifically, Englewood, Colorado, where our primary office is located COVID-19, could have an adverse effect on our business, financial condition, and results of operations. The spread of COVID-19 from China to other countries has resulted in the World Health Organization declaring the outbreak of COVID-19 as a global pandemic. Since the COVID-19 outbreak in early January 2020, both domestic and international stock markets have reflected significant volatility as a result of the near and long-term uncertainty associated with the near shut down of the domestic and global economy.

If COVID-19 progresses in ways that further disrupts or causes us to close our AP-013 study, or otherwise disrupts our operations, such disruption may have an adverse material impact on our operating results for 2020 and possible subsequent periods. The continued spread of COVID-19 has significantly limited our current productivity of our AP-013 study, by limiting clinical resources available and preventing our ability to conduct in-person follow-on visits with patients enrolled in the study. These continued limitations will likely disrupt the timetable for completion of the study, which would delay the timetable for development of Ampion for treatment of moderate to severe OAK and likely result in a negatively affect, and may result in an adverse material impact, on our operating results, cash flow and business. Additionally, if the spread of COVID-19 negatively impacts our patients, employees, contingent workers, or contractors, or employees or contractors of our vendors, this may negatively affect our ability to perform the AP-013 study, or any subsequent trial, review, or approval mandated by the FDA or any other regulatory body. A negative effect on our ability to perform regulatory studies, trials, reviews or approvals would likely delay our ability to commercialize our product, which in turn would have an adverse material impact on our business, financial condition and results of operations.

Any resulting financial impact cannot be reasonably estimated at this time. The extent to which COVID-19 impact our business including our operations, clinical trial, financial condition and results will depend on future developments, which are highly uncertain and cannot be predicted, and include the duration, severity, and scope of the pandemic and the actions taken by other parties, such as governmental authorities, to contain and treat COVID-19. Existing insurance coverage may not provide protection for all costs that may arise from all such possible events. We are still assessing our business operations and system supports and the impact of COVID-19 may have on our results and financial condition, but there can be no assurance that this analysis will enable us to avoid part or all of any impact from the spread of COVID-19 or its consequences, including downturns in business sentiment generally or in our sector in particular.

The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment. Please also carefully read the section below entitled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, without limitation, statements regarding the anticipated start dates, durations and completion dates, as well as the potential future results, of our current and future clinical trials, the designs of our current and future clinical trials, anticipated future regulatory submissions and events, regulatory responses or other actions in relation to our submissions, applications and proposals, the potential future commercialization of our product candidate, Ampion, our anticipated future cash position and future events under our current and potential future collaborations. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including without limitation the risks described in the “Risk Factors” section in this prospectus.

We discuss in greater detail many of these risks under the heading “Risk Factors” contained in our most recent Annual Report on Form 10-K, and in our subsequently filed Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

Additionally, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus together with the documents we have filed with the SEC that are incorporated by reference completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered by us hereby. Except as described in any prospectus supplement or any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered by us hereby for general corporate purposes, which may include, but not limited to, capital expenditures, working capital and general and administrative expenses. We will set forth in the applicable prospectus supplement or free writing prospectus our intended use for the net proceeds received from the sale of any securities sold pursuant to the prospectus supplement or free writing prospectus. Pending these uses, we intend to invest the net proceeds in eligible investments as further defined by our investment policy which reflects the following categories of investments from entities which have “investment grade” credit ratings or better: (i) U.S. Treasury Bills, Notes and Bonds, (ii) Money Market Funds and (iii) Certificate of Deposits..

PLAN OF DISTRIBUTION

Ampio’s Plan of Distribution

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;
●	at market prices prevailing at the time of sale;
●	at prices related to such prevailing market prices; or
●	at negotiated prices.

Each time we offer and sell securities hereto, we will provide a prospectus supplement that will set forth the terms of the offering of the securities, including:

●	the name or names of the underwriters, if any;
●	the purchase price of the securities and the proceeds we will receive from the sale;
●	any over-allotment options under which underwriters may purchase additional securities;
●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
●	any public offering price;
●	any discounts or concessions allowed or re-allowed or paid to dealers; and
●	any securities exchange or market on which the securities may be listed.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. The prospectus supplement, naming the underwriter, will describe the nature of any such relationship.

We may sell securities directly or through agents we or they designate from time to time. The prospectus supplement will name any agent involved in the offering and sale of securities and any commissions we will pay to them. Unless the prospectus supplement states otherwise, any agent will be acting on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain purchasers to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The prospectus supplement will set forth the conditions to these contracts and any commissions we must pay for solicitation of these contracts.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Any warrants we may offer will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the NYSE American may engage in passive market making transactions in the common stock on the NYSE American in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value, of which no preferred shares are issued or outstanding.

The following summary description of our capital stock is based on the provisions of our certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, please see “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Common Stock

As of April 13, 2020, there were 162,950,231 shares of our common stock outstanding. Holders of common stock will have voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Holders of common stock will be entitled to one vote per share on matters to be voted on by stockholders and also will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. The payment of dividends, if ever, on the common stock will be subject to the prior payment of dividends on any outstanding preferred stock, of which there is currently none. Upon our liquidation or dissolution, the holders of common stock will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock at the time outstanding. Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or stock exchange listing rules), to designate and issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

Our board of directors will fix the designations, voting powers, preferences and rights of each series, as well as the qualifications, limitations or restrictions thereof, of the preferred stock of each series that we offer under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

●	the title and stated value;
●	the number of shares we are offering;
●	the liquidation preference per share;
●	the purchase price per share;
●	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;
●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
●	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;
●	the procedures for any auction and remarketing, if any;
●	the provisions for a sinking fund, if any;
●	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

●	any listing of the preferred stock on any securities exchange or market;
●	whether the preferred stock will be convertible into our common stock or other securities of ours, including depositary shares and warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;
●	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;
●	voting rights, if any, of the preferred stock;
●	preemption rights, if any;
●	restrictions on transfer, sale or other assignment, if any;
●	whether interests in the preferred stock will be represented by depositary shares;
●	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;
●	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
●	any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and
●	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value or, unless the certificate of incorporation provides otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law.

As a Delaware corporation, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally has an anti-takeover effect for transactions not approved in advance by our board of directors. This may discourage takeover attempts that might result in payment of a premium over the market price for the shares of common stock held by stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) shares owned by:
●	persons who are directors and also officers; and
●	employee stock plans, in some instances; or
●	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Advance notice requirements for stockholder proposals and director nominations

Our Delaware bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice needs to be delivered to our principal executive offices no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation on liability and indemnification of directors and officers

Our Delaware certificate of incorporation and bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our bylaws permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Other than (i) the putative class action lawsuit in the United States District Court for the Central District of California, captioned Shi v. Ampio Pharmaceuticals, Inc., et al., Case No. 18-cv-07476, (ii) the two derivative actions in the United States District Court for the Central District of California, captioned Cetrone v. Macaluso, et al., Case No. 18-cv-07855 and in the United States District Court for the District of Colorado, captioned In re: Ampio Pharmaceuticals Inc. Stockholder Derivative Actions, Case No. 18-cv-02558, respectively, and (iii) the government investigation concerning trading in our publicly listed securities, each as described in our most recent Annual Report on Form 10-K, there is no pending litigation or proceeding involving any of our directors or officers where indemnification by us would be required or permitted, nor are we aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act, or the Exchange Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company (formerly known as Corporate Stock Transfer, Inc.), 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any future debt securities we may offer under this prospectus, the applicable prospectus supplement or free writing prospectus will describe the specific terms of any debt securities offered through that prospectus supplement or free writing prospectus. The terms of any debt securities we offer under a prospectus supplement or free writing prospectus may differ from the terms we describe below. Unless the context requires otherwise, whenever we refer to the “indentures,” we are also referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue any senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue any subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We use the term “trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplement or free writing prospectus and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete applicable indenture that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement or free writing prospectus the terms of the series of debt securities being offered, including:

●	the title;
●	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;
●	any limit on the amount that may be issued;
●	whether or not we will issue the series of debt securities in global form, and, if so, the terms and who the depository will be;
●	the maturity date;
●	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;
●	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;
●	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;
●	the terms of the subordination of any series of subordinated debt;
●	the place where payments will be payable;
●	restrictions on transfer, sale or other assignment, if any;
●	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
●	the date, if any, after which, the conditions upon which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;
●	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option, to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;
●	whether the indenture will restrict our ability or the ability of our subsidiaries, if any at such time, to:
●	incur additional indebtedness;
●	issue additional securities;
●	create liens;
●	pay dividends or make distributions in respect of our capital stock or the capital stock of our subsidiaries;

●	redeem capital stock;
●	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;
●	make investments or other restricted payments;
●	sell or otherwise dispose of assets;
●	enter into sale-leaseback transactions;
●	engage in transactions with stockholders or affiliates;
●	issue or sell stock of our subsidiaries; or
●	effect a consolidation or merger;
●	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;
●	a discussion of certain material or special United States federal income tax considerations applicable to the debt securities;
●	information describing any book-entry features;
●	provisions for a sinking fund purchase or other analogous fund, if any;
●	the applicability of the provisions in the indenture on discharge;
●	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code of 1986, as amended;
●	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;
●	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and
●	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement or free writing prospectus the terms on which a series of debt securities may be convertible into or exchangeable for our common stock, our preferred stock or other securities (including securities of a third-party). We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock, our preferred stock or other securities (including securities of a third-party) that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement or free writing prospectus applicable to a particular series of debt securities, the indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for other securities of ours or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement or free writing prospectus applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

●	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended;
●	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable at maturity, upon redemption or repurchase or otherwise, and the time for payment has not been extended;
●	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and
●	if specified events of bankruptcy, insolvency or reorganization occur.

We will describe in each applicable prospectus supplement or free writing prospectus any additional events of default relating to the relevant series of debt securities.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the unpaid principal, premium, if any, and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

●	the direction so given by the holder is not in conflict with any law or the applicable indenture; and
●	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

●	the holder has given written notice to the trustee of a continuing event of default with respect to that series;
●	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee or security satisfactory to it against any loss, liability or expense or to be incurred in compliance with instituting the proceeding as trustee; and
●	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities, or other defaults that may be specified in the applicable prospectus supplement or free writing prospectus.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

Subject to the terms of the indenture for any series of debt securities that we may issue, we and the trustee may change an indenture without the consent of any holders with respect to the following specific matters:

●	to fix any ambiguity, defect or inconsistency in the indenture;
●	to comply with the provisions described above under “—Consolidation, Merger or Sale;”
●	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act;
●	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;
●	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Our Debt Securities—General,” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;
●	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;
●	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

●	to add to our covenants such new covenants, restrictions, conditions or provisions for the benefit of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred to us in the indenture; or
●	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, subject to the terms of the indenture for any series of debt securities that we may issue or as otherwise provided in the prospectus supplement or free writing prospectus applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

●	extending the stated maturity of the series of debt securities;
●	reducing the principal amount, reducing the rate of or extending the time of payment of interest or reducing any premium payable upon the redemption or repurchase of any debt securities; or
●	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that, subject to the terms of the indenture and any limitation otherwise provided in the prospectus supplement or free writing prospectus applicable to a particular series of debt securities, we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

●	register the transfer or exchange of debt securities of the series;
●	replace stolen, lost or mutilated debt securities of the series;
●	maintain paying agencies;
●	hold monies for payment in trust;
●	recover excess money held by the trustee;
●	compensate and indemnify the trustee; and
●	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement or free writing prospectus, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement or free writing prospectus with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement or free writing prospectus, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement or free writing prospectus, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement or free writing prospectus the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series. If we elect to redeem the debt securities of any series, we will not be required to:

●	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or
●	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs.

Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement or free writing prospectus any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Ranking of Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement or free writing prospectus. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

The senior debt securities will rank equally in right of payment to all our other senior unsecured debt. The senior indenture does not limit the amount of senior debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock in one or more series. We may issue warrants independently or together with common stock, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

●	the offering price and aggregate number of warrants offered;
●	the currency for which the warrants may be purchased;

●	if applicable, the designation and terms of the securities with which the warrants are issued, and the number of warrants issued with each such security or each principal amount of such security;
●	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
●	the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;
●	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;
●	the terms of any rights to redeem or call the warrants;
●	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
●	the dates on which the right to exercise the warrants will commence and expire;
●	the manner in which the warrant agreements and warrants may be modified;
●	a discussion of any material or special United States federal income tax consequences of holding or exercising the warrants;
●	the terms of the securities issuable upon exercise of the warrants; and
●	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

We may issue, in one or more series, units consisting of common stock and/or warrants for the purchase of common stock in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may be issued under unit agreements to be entered into between us and a unit agent, as detailed in the prospectus supplement relating to the units being offered. The prospectus supplement will describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;
●	a description of the terms of any unit agreement governing the units;
●	a description of the provisions for the payment, settlement, transfer or exchange of the units; and
●	whether the units if issued as a separate security will be issued in fully registered or global form.

While the terms summarized above will apply generally to any units that we may offer, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described above. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, any form of unit agreement, including any related agreements or certificates, that describes the terms of the particular series of units we are offering before the issuance of the related series of units. The material provisions of the units and any unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and related agreements and certificates applicable to the particular series of units that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete unit agreements and related agreements and certificates that contain the terms of the units.

LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the securities offered hereby will be passed upon by our counsel, Squire Patton Boggs (US) LLP.

EXPERTS

The audited financial statements for the fiscal year ended December 31, 2018 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Plante & Moran PLLC, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The 2019 financial statements appearing in the Annual Report on Form 10-K of Ampio Pharmaceuticals, Inc. for the year ended December 31, 2019, and the effectiveness of internal control over financial reporting as of December 31, 2019, of Ampio Pharmaceuticals, Inc. have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in its report (which report expresses an unqualified opinion and includes explanatory paragraphs related to going concern uncertainty and the adoption of a new accounting standard), which are incorporated herein by reference. Such consolidated statements have been so incorporated in reliance upon the report of such firm and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statement, and other information regarding issuers that file electronically with the SEC, which are available at the SEC’s website at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at www.ampiopharma.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete, and each statement is qualified in all respects by that reference. We incorporate by reference the following documents that have been filed with the SEC (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and all exhibits related to such items):

●	our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 21, 2020;
●	our Current Reports on Form 8-K, as filed with the SEC on February 20, 2020 and March 24, 2020; and
●	the description of our Common Stock in our registration statement on Form 8-A, as filed with the SEC on May 17, 2011, including any amendment or reports filed for the purpose of updating this description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus modifies or replaces such information. We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities made by this prospectus, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide, upon written or oral request, without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request in writing or orally a copy of these filings, at no cost, by writing or telephoning us at the following address:

Ampio Pharmaceuticals, Inc.

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

(720) 437-6500

Attn: Investor Relations

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Ampio Pharmaceuticals, Inc.

25,000,000 Shares of Common Stock

and

Warrants to Purchase up to 15,000,000 Shares of Common Stock

Prospectus Supplement

A.G.P.

December 13, 2021